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                                                                   Exhibit 99.1


                     JTS CORPORATION PLANS PRIVATE FINANCING


     SAN JOSE, CA--September 27, 1996--JTS Corporation (AMEX:JTS) announced today that it has retained an investment banking firm to assist in arranging up to $100 million in private convertible debt financing. The Company expects to complete the financing as expeditiously as possible and plans to use the proceeds primarily to fund its working capital requirements as it ramps up production. The securities to be offered in the proposed financing will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.


Contact:     Jan Moorhouse
             (408) 468-1621